                                                                     EXHIBIT 4.2

PROXY INFORMATION CIRCULAR                                            [CAE LOGO]


NOTICE OF ANNUAL
MEETING OF SHAREHOLDERS
AUGUST 7,2002



Take notice that the Annual Meeting of the Shareholders of CAE Inc. (the "Corporation") will be held at the International Civil Aviation Organization Conference Centre, Room 3, 999 University Street, Montreal, Quebec, on Wednesday, the 7th day of August, 2002, at 11:30 a.m. (Montreal time) for the following purposes:

(a) to receive the consolidated financial statements for the year ended March 31, 2002, together with the auditors' report thereon;

(b)  to elect directors;

(c)  to appoint auditors and authorize the directors to fix their remuneration;
     and

(d) to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

The specific details of all matters proposed to be put before the Meeting are set forth in the accompanying Proxy Information Circular.

In addition, the Corporation will announce its first quarter results for fiscal 2003 at this Meeting.

The Board of Directors has specified that proxies to be used at the Meeting or any adjournment thereof must be deposited in Toronto with the Corporation or Computershare Trust Company of Canada, as agent for the Corporation, not later than 11:30 a.m. (Toronto time) on August 6, 2002.

DATED at Toronto, this 10th day of June 2002.

By Order of the Board,

Paul G. Renaud
Executive Vice President,
Chief Financial Officer and Secretary

Note: If you are unable to be present personally, kindly sign and return the form of proxy in the enclosed self-addressed envelope.

TABLE OF CONTENTS


01      Solicitation of Proxies

01      Appointment and Revocation of Proxies

01      Voting of Proxies

01      Voting Shares and Principal Holders Thereof

02      Shareholders Entitled to Vote

02      Election of Directors

04      Appointment of Auditors

04      Statement of Corporate Governance Practices

06      Report on Executive Compensation

10      Executive Compensation

13      Directors' and Officers' Liability Insurance

13      Auditor Independence

13      Shareholder Proposals

13      General Information

                                            CAE / information circular / page.01



PROXY INFORMATION CIRCULAR


SOLICITATION OF PROXIES
THIS PROXY INFORMATION CIRCULAR (THE "INFORMATION CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF CAE INC. ("CAE" or the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice of the Meeting. It is expected that the solicitation will be primarily by mail but proxies may also be solicited personally by the officers and directors of the Corporation at nominal cost. The cost of solicitation by management will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES
The persons named in the enclosed form of proxy are directors of the Corporation. SHAREHOLDERS DESIRING TO APPOINT SOME OTHER PERSON AS THEIR REPRESENTATIVE AT THE MEETING MAY DO SO either by striking out the names of the persons designated in the accompanying form of proxy and inserting such other person's name in the blank space provided or by completing another proper form of proxy and, in either case, delivering the completed proxy to the Corporation at Suite 3060, Royal Bank Plaza, Toronto, Ontario, M5J 2J1, or to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, not later than 11:30 a.m. (Toronto time) on August 6, 2002.

A proxy given pursuant to this solicitation may be revoked by instrument in writing executed by the shareholder or by his or her attorney authorized in writing, and deposited at the registered office of the Corporation, Suite 3060, Royal Bank Plaza, Toronto, Ontario, M5J 2J1, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the chairman of such Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

VOTING OF PROXIES
The persons named in the accompanying form of proxy will vote or withhold from voting the shares in respect of which they have been appointed on any ballot that may be called for in accordance with the directions of the shareholder as specified in the proxy. IN THE ABSENCE OF SUCH DIRECTION, SUCHSHARES WILL BE
VOTED: (A) FOR THE ELECTION AS DIRECTORS OF THE PERSONS DESIGNATED IN THIS INFORMATION CIRCULAR AS NOMINEES FOR SUCH OFFICE; AND (B) FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION AND FOR THE AUTHORIZATION OF THE DIRECTORS TO FIX THEIR REMUNERATION.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of the Meeting, or other matters that may properly come before the Meeting. At the time of printing this Information Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
As of the date hereof, there are 219,312,856 outstanding common shares. Each shareholder is entitled to one vote for each common share as is registered in his or her name on the list of shareholders which is available for inspection during usual business hours at Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, and at the Meeting. The list of shareholders will be prepared as of June 19, 2002 the date (the "Record Date") fixed for determining shareholders entitled to receive notice of the Meeting. If a person has acquired ownership of shares since the Record Date, the shareholder may establish such ownership and demand, not later than ten
(10) days before the Meeting, that the shareholder's name be included on the list of shareholders.

To the knowledge of the directors and officers of the Corporation, there are no persons who beneficially own or exercise control or direction over shares carrying more than 10% of the voting rights attached to shares of the Corporation.

SHAREHOLDERS ENTITLED TO VOTE
Only common shareholders of record at the close of business on the Record Date are entitled to notice of and to attend the Meeting or any adjournment or adjournments thereof and to vote thereat unless, after that date, a holder of record transfers his or her common shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that such person owns such shares, requests, not later than ten (10) days before the Meeting, that the transferee's name be included in the list of shareholders entitled to vote, in which case such transferee is entitled to vote such shares at the Meeting.

ELECTION OF DIRECTORS
Under the articles of the Corporation, the Board of Directors may consist of a minimum of three (3) and a maximum of twenty-one (21) directors. The directors are to be elected annually as provided in the Corporation's bylaws. Each director will hold office until the next annual meeting or until his successor is duly elected unless his office is earlier vacated in accordance with the by-laws. In accordance with the by-laws, the Board of Directors has fixed the number of directors to be elected at the Meeting at thirteen (13).

In the following table is stated the name of each person proposed to be nominated by management for election as a director, all other positions and offices with the Corporation and any significant affiliate thereof now held by him, if any, his principal occupation or employment, the period or periods of service as a director of the Corporation and the approximate number of common shares and deferred share units of the Corporation beneficially owned by him or over which he exercises control or direction as of the date hereof.


                                                                      Became       Number of       Number of
Name                                                                 Director    Common Shares   Deferred Units
---------------------------------------------------------------------------------------------------------------
DEREK H. BURNEY, O.C., Toronto, Ontario, is President and Chief         1999        142,439          75,385
Executive Officer of the Corporation and is a member of the
Executive Committee. Mr. Burney is also a director of Shell
Canada Limited. Formerly, Mr. Burney was Chairman and Chief
Executive Officer of Bell Canada International Inc. (1993-October
1999). Prior thereto, he was Canada's Ambassador to the United
States of America from 1989.

JOHN A. (IAN) CRAIG, Ottawa, Ontario, is a business consultant          2000         10,000           4,647
and was formerly Chief Marketing Officer of Nortel Networks
Corporation. Mr.Craig is also a director of Bell Canada Inter-
national Inc., Arris Group Inc. and Williams Communications
Group Inc. Mr. Craig is a member of the Audit Committee.

RICHARD (DICK) J. CURRIE, C.M., Toronto, Ontario, is non-executive      2001              -           2,317
Chairman of BCE Inc. He was formerly President and a director of George Weston Limited since 1996 and was President and a
director of Loblaw Companies Limited for almost 25 years
until December 2000. Mr. Currie has served as a member of
RJR Nabisco's Advisory Board and on the Advisory Board ofJacob
Suchard (Zurich) and is presently on the Advisory Board of Barry
Callebaut (Zurich). Mr. Currie is Past Chairman of the Richard Ivey
School of Business Administration of The University of Western
Ontario and has served on the Visiting Committee to the Harvard
Business School. Mr. Currie is a member of the Audit Committee.

R. FRASER ELLIOTT, C.M., Q.C., Toronto, Ontario, is a senior            1951      6,532,072               -
partner in the legal firm of Stikeman Elliott (Toronto).
Mr. Elliott is also a director of the Toronto General &
Western Hospital Foundation. Mr. Elliott is a member of
the Executive Committee.

                                        CAE  /  information circular  /  page.03


                                                                      Became       Number of       Number of
Name                                                                 Director    Common Shares   Deferred Units
---------------------------------------------------------------------------------------------------------------
H. GARFIELD EMERSON, Q.C., Toronto, Ontario, is National Chairman       1992        16,600           7,303
and a senior partner of the legal firm of Fasken Martineau
DuMoulin. Mr. Emerson is also the Chairman of Rogers
Communications Inc., Vice-Chairman of Rogers Wireless
Communications Inc. and a director of Canada Deposit Insurance
Corporation, University of Toronto Asset Management
Corporation and Sunnybrook & Women's Health Sciences Centre.
He was formerly President and Chief Executive Officer of
NM Rothschild & Sons Canada Limited, investment bankers.
Mr. Emerson is a member of the Governance Committee.

ANTHONY S. FELL, Toronto, Ontario, is Chairman of RBC Dominion          2000       200,000           5,770
Securities Limited. Mr. Fell is also a director of BCE Inc., a director of Munich Reinsurance Company of Canada, a director of Loblaw
Companies Limited, Chairman of the Board of Trustees of
University Health Network, and a Governor of the Duke of
Edinburgh's Award Program in Canada. Mr. Fell is the Chairman
of the Governance Committee.

THE HONOURABLE JAMES A. GRANT, P.C., Q.C., Montreal, Quebec, is a       1991        10,000          2,714
partner in the legal firm of Stikeman Elliott (Montreal). Mr. Grant is a director of Canadian Imperial Bank of Commerce, Shire
Pharmaceuticals Group plc and various charitable and social
organizations. Mr. Grant is a member of the Compensation
Committee and the Executive Committee.

JAMES F. HANKINSON, Toronto, Ontario, is a business consultant          1995         4,018           8,334
and was formerly President and Chief Executive Officer of New
Brunswick Power Corporation. He is also a director of Maple Leaf
Foods Inc. Mr. Hankinson is the Chairman of the Audit Committee.

E. RANDOLPH (RANDY) JAYNE II, Tysons Corner, Virginia, is a Senior      2001             -           2,213
Partner in Heidrick & Struggles  International,  Inc., an executive search firm (1996-present)  and is a Founder and the Global Managing
Partner of that firm's Semiconductor, Hardware and Systems Specialty
Practice. Prior to this, he served as a senior  executive in
McDonnell Douglas Corporation and an officer in the
U.S. Air National Guard (1987-1996). Mr. Jayne is a member of the Compensation Committee.

JAMES W. MCCUTCHEON, Q.C., Toronto, Ontario, is Counsel to the          1979       100,292               -
law firm of McCarthy Tetrault. Mr. McCutcheon is a director of
Dominion of Canada General Insurance Company, E-L Financial
Corporation, Empire Life Insurance Company (Chairman
1991-1997), Guardian Capital Group Limited and Noranda Inc.
Mr. McCutcheon is a member of the Audit Committee.

GEORGE K. PETTY, San Luis Obispo, California, is a business con         1996         4,011           8,723
sultant and was formerly President and Chief Executive Officer of
BCT.Telus Corporation, a Canadian telecommunication and infor mation services company. Mr. Petty is the Chairman of the
Compensation Committee.


                                                                      Became       Number of       Number of
Name                                                                 Director    Common Shares   Deferred Units
---------------------------------------------------------------------------------------------------------------
LAWRENCE N. STEVENSON, Toronto, Ontario, is President & Chief           1998           4,038         7,371
Executive Officer of Pathfinder Capital Inc., an investment and venture capital firm. Mr. Stevenson was formerly Chief Executive
Officer of Chapters and Chapters Online Inc. Mr. Stevenson is
also a director of SNC-Lavalin Group Inc. and Sobeys Inc.
Mr. Stevenson is a member of the Governance Committee.

LYNTON R. WILSON, O.C., Oakville, Ontario, is Chairman of the           1997       2,276,167         7,898
Board of the Corporation, Chairman of the Executive Committee
and is a member of the Compensation and the Governance
Committees. Mr. Wilson is the Chairman of Nortel Networks
Corporation and is also a director of DaimlerChrysler AG.

IF ANY OF THE ABOVE NOMINEES IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR ANOTHER NOMINEE, IN THEIR DISCRETION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE VOTED FOR ANOTHER NOMINEE OR ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

APPOINTMENT OF AUDITORS
Unless contrary instructions are indicated on the proxy, each proxy received by management will be voted in favour of the appointment of PricewaterhouseCoopers LLP ("PwC") as auditors of the Corporation to hold office until the next annual meeting of shareholders at a remuneration to be fixed by the directors. PwC was first appointed as auditors of the Corporation in 1991.


STATEMENT OF CORPORATE GOVERNANCE PRACTICES


[The information contained in this section has been intentionally omitted from this exhibit.]

                                            CAE / information circular / page.05

[The information contained in this section has been intentionally omitted from this exhibit.]

[The information contained in this section has been intentionally omitted from this exhibit.]


REPORT ON EXECUTIVE COMPENSATION

[The information contained in this section has been intentionally omitted from this exhibit.]

                                            CAE / information circular / page.07

[The information contained in this section has been intentionally omitted from this exhibit.]

[The information contained in this section has been intentionally omitted from this exhibit.]


DETERMINATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER'S COMPENSATION

[The information contained in this section has been intentionally omitted from this exhibit.]

[The information contained in this section has been intentionally omitted from this exhibit.]

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation earned during each of the last three fiscal years by the Chief Executive Officer and the four most highly compensated policy-making executives who served as executive officers of the Corporation or its subsidiaries at March 31, 2002 (collectively, "Named Executive Officers"). Specific aspects of this compensation are dealt with in further detail in the following table:

                                                  Annual Compensation(1)           Long-Term Compensation
------------------------------------------------------------------------------------------------------------------------
                                                                             Awards          Payouts
------------------------------------------------------------------------------------------------------------------------
                                                                           Securities        Three-Year
                                                                             Under             Growth        All Other
                                                  Salary      Bonus(2)   Options Granted     Achievement  Compensation(3)
Name and Principal Position         Year            ($)          ($)           (#)           Plan Bonus         ($)
------------------------------------------------------------------------------------------------------------------------
D.H. BURNEY                         2002          625,000      720,000       376,000          430,200          10,575
President and                       2001          525,000      678,900       200,000                -           8,447
Chief Executive Officer             2000          230,0004     294,000       400,000                -           1,431

P.G. RENAUD
Executive Vice President,           2002          270,000      152,100       100,000          172,100           7,564
Chief Financial Officer             2001          250,000      184,700       128,000                -           6,568
and Secretary                       2000          225,000      156,300       132,000                -           1,953

D.W. CAMPBELL
Executive Vice President,           2002          255,000      183,600        60,000          138,600           6,918
Military Simulation                 2001          147,8265     81,700        120,000                -           4,568
& Training                          2000          -            -                   -                -               -

G.R. FREDERICK
Executive Vice President,           2002          250,100      124,100        60,000          138,800           4,148
Finance, Civil Simulation           2001          250,198      135,500        70,000                -        160,3497
& Training                          20006         210,000      110,600       100,000                -           1,946

J. LENYO                            20026         289,600      143,400        14,500           87,200          17,200
President,                          2001          -            -                   -                -               -
CAE USA Inc.8                       2000          -            -                   -                -               -

1 The value of annual perquisites and benefits for each of the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses and is not reported herein with the exception of G.R. Frederick whose salary includes cost of living adjustments in the amount of $20,100 (2002) and $30,198 (2001).

2 Three of the Named Executive Officers elected under the Deferred Share Unit Plan to receive a portion of their 2001 bonus in the form of deferred share units as set out in the following table. Deferred share units were issued on the basis of the average closing board lot sale price per share of the CAEcommon shares on TheToronto Stock Exchange during the last ten (10) days on which the common shares traded prior to June 1, 2001. The units granted on June 1, 2001, and the units held as at March 31, 2002 have been adjusted for the July 9, 2001 stock dividend.

                                                  Units Granted on    Total Units Held on  Aggregate Unit Value
                         Amount Deferred            May 14, 2001        March 31, 2002       on March 31, 2002
Name                           ($)                        (#)                 (#)                  ($)
---------------------------------------------------------------------------------------------------------------
D.H. Burney                   407,340                   30,331               75,385               883,510
P.G. Renaud                    64,700                    4,818               10,392               121,789
G.R. Frederick                 45,000                    3,351                8,940               104,775

3 Amounts quoted represent premiums paid by the Corporation for group term life insurance and, beginning in fiscal 2001, amounts paid in respect of the Named Executive Officer's participation in the CAE Employee Stock Purchase Plan, unless otherwise indicated. Under the CAE Employee Stock Purchase Plan introduced on April 1, 2000, employees, including executive officers, are eligible to make a contribution towards the purchase of CAE common shares of up to 10% of their base salary. Under the plan, the Corporation made a matching contribution on the first $500 contributed and contributes $1 for every $3 on additional employee contributions, to a maximum of 2% of the employee's base salary.
4 D.H. Burney was appointed President and Chief Executive Officer effective October 1, 1999 and this amount reflects 6 months of salary.
5 D.W. Campbell was appointed Executive Vice President, Military Simulation and Training effective August 21, 2000 and this amount reflects approximately 8 months of salary.
6 The dollar values for fiscal 2000 and 2002 reflect the Canadian dollar equivalent of US dollar compensation. The US dollar values were translated at the average rate of exchange in effect during the fiscal year. The rate of exchange used to translate one US dollar into one Canadian dollar were -fiscal 2000 $1.4711, fiscal 2002 $1.5655.
7 This amount includes $157,927 paid to G.R. Frederick pursuant to the Special Performance Unit Plan for his services as President of CAE Railway Technologies and Services.
8 CAE acquired BAE SYSTEMS Flight Simulation and Training Inc. located in Tampa, Florida on April 3, 2001 and subsequently renamed the company CAE USA Inc. J. Lenyo was appointed President of CAE USA Inc. on June 22, 2001.

                                            CAE / information circular / page.11


OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
The following table sets forth grants of stock options during the financial year ended March 31, 2002 to Named Executive Officers.

                                                                                   Market Value of
                                                                                      Securities
                                                                                     Underlying
                         Securities Under   % of Total Options      Exercise or    Options on the
                        Options Granted(1)  Granted to Employees    Base Price      Date of Grant
Name                            (#)          in Financial Year      ($/Security)    ($/Security)        Expiration Date
-----------------------------------------------------------------------------------------------------------------------
D.H. Burney                   376,000             22.14%              $ 12.225        $ 12.225             June 1, 2007
P.G. Renaud                   100,000              5.89%              $ 12.225        $ 12.225             June 1, 2007
D.W. Campbell                  60,000              3.53%              $ 12.225        $ 12.225             June 1, 2007
G.R. Frederick                 60,000              3.53%              $ 12.225        $ 12.225             June 1, 2007
J. Lenyo(2)                    14,500              0.85%              $ 14.160        $ 14.160           August 1, 2007

1 Options were granted on May 14, 2001 to purchase common shares of the Corporation at an exercise price of $12.225 per share, which was equal to the closing price of the common shares on The Toronto Stock Exchange on the trading day immediately prior to the day the options were issued. The options vest over a period of 4 years commencing 1 year subsequent to the date of the grant. Options granted and the exercise price are adjusted for the July 9, 2001 stock dividend.

2 J. Lenyo was appointed President of CAE USA Inc. on June 22, 2001. Options were granted to him on July 10, 2001 to purchase common shares of the Corporation at $14.16 per share, which was equal to the closing price of the common shares on The Toronto Stock Exchange on the trading day immediately prior to the day the options were issued. The options vest over a period of 4 years commencing 1 year subsequent to the date of the grant. Options granted and the exercise price are adjusted for the July 9, 2001 stock dividend.


AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

                                                       Unexercised Options at   Value of Unexercised In-the-Money
                     Securities                           March 31, 2002(1)        Options at March 31, 2002(2)
                      Acquired     Aggregate Value              (#)                            ($)
                     on Exercise      Realized       ------------------------------------------------------------
Name                     (#)            ($)          Exercisable   Unexercisable  Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------
D.H. Burney            16,000           96,000          164,000        726,000     1,122,180        2,284,500
P.G. Renaud           128,000          783,260          170,000        282,000       970,050        1,087,290
D.W. Campbell               -                -           30,000        150,000        75,600          226,800
G.R. Frederick         32,500          193,025           45,000        165,000       289,338          654,163
J. Lenyo                    -                -                -         14,500             -                -

1 Options were granted on (i) November 11, 1996 at an option exercise price of $5.25 per share; (ii) November 10, 1997 at an option exercise price of $5.70 per share; (iii) May 11, 1998 at an option exercise price of $6.425 per share; (iv) May 11, 1999 at an option exercise price of $4.225 per share; (v) October 1, 1999 at an option exercise price of $4.10 per share; (vi) May 8, 2000 at an option exercise price of $6.65 per share; (vii) August 21, 2000 at an option exercise price of $9.20 per share, (viii) May 14, 2001 at an option exercise price of $12.225 per share and (ix) July 10, 2001 at an option exercise price of $14.16 per share. These options vest over a period of 4 years commencing 1 year subsequent to the date of the grant and, in each case, are exercisable until the sixth year following the date of the grant. Share prices are adjusted for the July 9, 2001 stock dividend.

2 The closing price of CAE Inc. common shares on The Toronto Stock Exchange on March 28, 2002 was $11.72.

PENSION BENEFITS
The Named Executive Officers are members of a non-contributory defined benefit pension plan and a supplementary executive retirement arrangement. The pensions payable under these arrangements are based on "average annual earnings" where "average annual earnings" is calculated on the basis of the 60 highest paid consecutive months of salary and short-term incentives.

The supplementary executive retirement arrangement for the Named Executive Officers provides a pension benefit upon normal retirement at age 65 so that the total pensions payable under these arrangements will result in an annual pension equal to 2% of "average annual earnings" for each year of pensionable service, assuming no limitation on the amount paid from a registered pension plan imposed by Canadian tax legislation. D.H. Burney's pensionable service is calculated as
1.5 times his continuous service.

The Corporation is obligated to fund or provide security to ensure payments under the supplementary executive retirement arrangement upon retirement of the executive. The Corporation has elected to provide security by facilitating the acquisition of letters of credit by a trust fund established for those executives who had retired on or before March 31, 2002.

The following table shows estimated annual pension benefits upon retirement at age 65 to Named Executive Officers covered by these pension arrangements at specified average earnings.

EXECUTIVE OFFICER PENSION PLAN TABLE

                                                      Years of Service(1)
                         ---------------------------------------------------------------------
Remuneration ($)          15             20              25               30             35
----------------------------------------------------------------------------------------------
150,000                  45,000         60,000          75,000           90,000        105,000
175,000                  53,000         70,000          88,000          105,000        123,000
200,000                  60,000         80,000         100,000          120,000        140,000
225,000                  68,000         90,000         113,000          135,000        158,000
250,000                  75,000        100,000         125,000          150,000        175,000
300,000                  90,000        120,000         150,000          180,000        210,000
400,000                 120,000        160,000         200,000          240,000        280,000
500,000                 150,000        200,000         250,000          300,000        350,000
600,000                 180,000        240,000         300,000          360,000        420,000
700,000                 210,000        280,000         350,000          420,000        490,000

1 Estimated annual pension benefits based on 2% of remuneration multiplied by years of service.

The credited years of pensionable service as at March 31, 2002 for the Named Executive Officers who are members of the executive pension plan and supplementary executive retirement arrangement are:

                              Credited Years of
                              Pensionable Service
-------------------------------------------------
D.H. Burney                        3.75 years
P.G. Renaud                       10.25 years
D.W. Campbell                      1.58 years
G.R. Frederick                    13.25 years

AGREEMENTS WITH EXECUTIVE OFFICERS
The Corporation is a party to agreements with seven executive officers, four of whom are Named Executive Officers, pursuant to which such executives are entitled to termination of employment benefits following a change of control of the Corporation where either (i) the executive's employment is expressly or impliedly terminated without cause within two years following the change of control or (ii) the executive elects to resign employment within a window period of 60 days, one year following the change of control. In such case, the executive is entitled to 24 months (36 months in the case of the President and Chief Executive Officer) of annual compensation (payable as a lump sum), credited service for the purposes of any pension or retirement income plans and extension of the exercise period for stock options within parameters consistent with the foregoing.

A change of control for the above purposes is defined to include any event as a result of or following which any person beneficially owns or exercises control or direction over voting securities carrying 35% or more of the votes attached to all outstanding voting securities of the Corporation; certain events which result in a change in the majority of the Board of Directors; and a sale of assets to an unaffiliated party at a price greater than or equal to 50% of the Corporation's market capitalization.

COMPENSATION OF DIRECTORS
Directors of the Corporation receive an annual retainer fee of $20,000 and an attendance fee of $1,000 per meeting of the board, except for the Chairman and the President and Chief Executive Officer. The meeting attendance fee applied to all committee meetings of the board. In addition, each committee member received an annual committee retainer fee of $3,000. The Chairman of each committee was also paid an additional $1,000 for each committee meeting attended. L.R. Wilson receives $10,833 per month in compensation and regular attendance fees for serving as the Chairman of the Board. Directors are reimbursed out of pocket expenses incurred in attending meetings.

The Corporation has taken steps to align more closely the interests of its directors with those of its shareholders. Under the Deferred Share Unit Plan for Non-Employee Directors adopted in fiscal 2000 a non-employee director holding less than 10,000 common shares and/or units under the Deferred Unit Plan of the Corporation (adjusted for the effect of the July 9, 2001 stock dividend) receives the retainer and attendance fees in the form of deferred share units. A non-employee director holding at least 10,000 common shares may elect to participate in the plan in respect of part or all of his or her retainer and attendance fees. A deferred share unit is equal in value to one common share of the Corporation and accrues dividend equivalents payable in additional units in an amount equal to dividends paid on outstanding CAE common shares. Deferred share units mature upon the termination of service, whereupon a director is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

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                                            CAE / information circular / page.13

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
The Corporation maintains directors' and officers' liability insurance for its directors and officers as well as those of its subsidiaries as a group. The yearly coverage limit of such insurance is $25,000,000 for each occurrence and for the policy period, subject to a corporate deductible of $250,000 per claim. TheCorporation paid a premium of $46,275 in fiscal 2002 with respect to the one-year period July 1, 2001 to July 1, 2002.

AUDITOR INDEPENDENCE
PricewaterhouseCoopers LLP ("PwC") are the auditors of the Corporation. PwC provides tax, financial advisory and other non-audit services to the Corporation and its subsidiaries. The Audit Committee of the Corporation's Board of Directors has considered and concluded that the provision of the non-audit services by PwC is compatible with maintaining PwC's independence.

Audit Fees
PwC billed the Corporation and its subsidiaries $1,303,000 for the audit of the annual financial statements of the Corporation for the fiscal year ended March 31, 2002.

All Other Fees In the fiscal year ended March 31, 2002, PwC invoiced the Corporation $292,000 for the audits of the Closing Date Balance Sheets in connection with the acquisitions of BAE SYSTEMS Flight Simulation and Training Inc., Valmarine AS and Schreiner Aviation and Training B.V. In addition, PwC invoiced the Corporation $633,000 for the audit of the consolidated operations of CAE's fiber screening business and for procedures performed in connection with the initial public offering of an income trust that acquired that business. CAE's proportionate share of billings from PwC to FAST Training Services, a company equally owned by CAE and Alenia Marconi Systems, for financial advisory services amounted to $1,307,000 with respect to the award of the Astute Class Submarine Programme.

Other billings from PwC in the fiscal year ended March 31, 2002 include, $70,000 for the audit of the Corporation's registered pension plans, $803,000 for consultation and review of income tax matters and $545,000 for other matters.

SHAREHOLDER PROPOSALS
To propose any matter for a vote by the shareholders at the Corporation's 2003 annual meeting, a shareholder must send a proposal to the Executive Vice President, Chief Financial Officer and Secretary at the registered office of the Corporation, P.O. Box 30, Suite 3060, Royal Bank Plaza, Toronto, Ontario,
M5J 2J1 no later than May 9, 2003. The Corporation may omit any proposal from its proxy circular and annual meeting for a number of reasons under applicable Canadian corporate law, including receipt of the proposal by the Corporation subsequent to the deadline noted above.

GENERAL INFORMATION
The Corporation shall provide to any person or company, upon request to the Executive Vice President, Chief Financial Officer and Secretary of the
Corporation:

(a) one copy of the latest annual information form of the Corporation together with one copy of any document or the pertinent pages of any document incorporated by reference therein;

(b) one copy of the comparative financial statements of the Corporation for its most recently completed financial year, together with the accompanying report of the auditors and one copy of any interim financial statements of the Corporation subsequent to the financial statements, for its most recently completed financial year; and

(c)  one copy of this Information Circular.

The information contained in this Information Circular is given as of the 10th day of June, 2002. The contents and the sending of this Information Circular have been approved by the directors of the Corporation.

DATED at Toronto, this 10th day of June, 2002.

Paul G. Renaud
Executive Vice President,
Chief Financial Officer and Secretary

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